UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2007
MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6707 Democracy Boulevard, Suite 505, Bethesda, MD	20817
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (240) 752-1420

(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Department of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 7, 2007, the Board of Directors of the Company (“Board”), acting upon the recommendation of the Nominating/Corporate Governance Committee of the Board, appointed Joseph P. Slattery as a member of the Board and as chairman of the audit committee of the Board. The appointment will be effective as of November 16, 2007, and Mr. Slattery will fill the vacancy on the Board and the audit committee resulting from the resignation of Philip Schneider from the Board and as chairman of the audit committee. Mr. Schneider resigned on November 7, 2007, with such resignation to become effective as of November 16, 2007. The Company and Mr. Schneider anticipate entering into a consulting agreement pursuant to which Mr. Schneider will assist in the efficient transition of the audit committee responsibilities to Mr. Slattery.
There is no arrangement or understanding between Mr. Slattery and any other person pursuant to which he was selected as a director. Mr. Slattery’s initial term as a director of the Company will extend until the next annual meeting of stockholders of the Company.
Mr. Slattery was Senior Vice President and Chief Financial Officer of Digene Corporation, and left that position following the acquisition of Digene by Qiagen in July 2007. He had joined Digene in 1996 as its Controller prior to its initial public offering, assumed the position of Senior Vice President of Finance and Information Systems in 2002, and was promoted to Chief Financial Officer in October 2006. Before joining Digene, Mr. Slattery served as an audit manager at KPMG and as a staff auditor at Ernst & Young. He holds a B.S. degree in accounting from Bentley College and is a certified public accountant.
Item 8.01. Other Events.
On November 14, 2007, the Company issued a press release announcing the appointment of Joe Slattery to, and the resignation of Phil Schneider from the Board and the audit committee of the Board, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 14, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.
Date: November 14, 2007	By:	/s/ Christopher Schnittker
		Name:	Christopher Schnittker
		Title:	Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 14, 2007